FORM 11-K



(Mark One)

[  X  ]	ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES
              EXCHANGE ACT OF  1934


For the fiscal year ended December 31, 1993


OR


[      ]	TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES
             EXCHANGE ACT OF 1934 (NO FEE REQUIRED)


For the transition period from  			to


Commission file number 33-32460


	A.	Full title of the Plan:  AFSA Data Corporation Savings Plan
      and Trust

	B.	Name of issuer of the securities held pursuant to the Plan
      and the address of its principal executive office:


  		Fleet Financial Group, Inc.
 			50 Kennedy Plaza
 			Providence, RI  02903


Financial Statements of the Plan.
- - --------------------------------------

		Independent Auditors' Report.

		1.	Statements of Financial Condition at December 31, 1993 and 1992.
		2.	Statements of Operations and Changes in Plan Equity for the years ended
       December 31, 1993, 1992 and 1991.
		3.	Notes to Financial Statements.
		4.	Supplementary Schedules:

  			Schedule I - Schedule of Assets Held for Investment Purposes
  			Schedule II - Schedule of Reportable Transactions
  			Schedule III - Schedule of Party-in-Interest Transactions



Exhibit.
- - ---------

	Consent of KPMG Peat Marwick to the incorporation by reference in the Registration Statement (Form No. 33-32460) pertaining to the plan, and in the related prospectus, of their report dated
June 15, 1994 with respect to the Plan financial statements for the year ended December 31, 1993.






SIGNATURES

	The Plan.  Pursuant to the requirements of the Securities
Exchange Act of 1934, the Trustee has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.





                  							AFSA DATA CORPORATION
                  							SAVINGS PLAN AND TRUST

            							by: /s/  Philip E. Jennings
                       --------------------------
    					             		Philip E. Jennings
     						            	Vice President
               							  Fleet National Bank, Trustee


Dated:  June 28, 1994

















































                    FINANCIAL STATEMENTS OF THE PLAN




The Financial Statements of the Plan were prepared in accordance with the financial reporting requirements of ERISA and; therefore, they have been submitted in paper under cover
Form SE pursuant to Rule 311 of Regulation S-T.